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                                  EQUIVANTAGE


                              MANAGEMENT ASSERTION

As of and for the five months ended December 31, 1997, EquiVantage Inc. has complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, EquiVantage Inc. had in effect fidelity bond coverage in the amount of $1,000,000.

EQIVANTAGE INC., Servicer

Certified By:
/s/Elizabeth Folk
Elizabeth Folk, Sr. Vice President and Chief Financial Officer

6/18/98
DATE

/s/Carolyn B. Andrew
Carolyn B. Andrew, Senior Vice President and Servicing Manager

6/18/98
Date


             13111 Northwest Freeway Suite 300 Houston, Texas 77040
             Tel: 713-895-1900 Tel: 800-677-2980 fax: 713-898-1999